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                                                                    EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 23, 1997, by and among LA MONITA MEXICAN FOOD PRODUCTS, INC., a Delaware corporation ("Acquisition Sub"), and AUTHENTIC SPECIALTY FOODS, INC., a Texas corporation ("ASFD," and together with the Acquisition Sub, the "Purchaser"), GILBERT MORENO ENTERPRISES, INC., a Texas corporation (the "Company"), and GILBERT G. MORENO, an individual residing in Houston, Texas ("Moreno," and together with the Company, the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase the Business (as defined herein) on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                SALE OF BUSINESS

         1.1     Certain Definitions.

                 (a) Affiliate. The term "Affiliate" shall mean with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the entity specified.

                 (b) Assumed Liabilities. The term "Assumed Liabilities" shall mean, except for the Excluded Liabilities, (a) all liabilities and long-term debt of the Company, in each case to the extent attributable to the Business and in each case to the extent expressly shown on Appendix II and (b) all accounts payable of the Company attributable to the Business incurred in the ordinary course of business on or after the Statement Date (as defined herein) that would be required to be recorded on its balance sheets prepared in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing, the term "Assumed Liabilities" shall not include any liabilities arising from or relating to any Excluded Assets or any transaction expenses or other amounts expressly provided to be paid by the Sellers pursuant to the provisions hereof.

                 (c) Business. The term "Business" shall mean, except for the Excluded Assets, all of the assets, goodwill, and rights (contractual or otherwise) purportedly owned or used by the Sellers relating to the business and operations of the Company, including, without limitation, the manufacturing, packaging, supply, distribution and sales of corn and flour tortillas, tortilla chips and related products under the names "La Monita," "El Rey" and "Celebre" and any derivations thereof.
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                 (d)      Excluded Assets.  The term "Excluded Assets" shall
mean those assets set forth on Appendix III attached hereto.

                 (e) Excluded Liabilities. The term "Excluded Liabilities" shall mean (i) those liabilities described on Appendix IV attached hereto and (ii) all liabilities arising from or relating to any Excluded Assets or any transaction expenses or other amounts expressly provided to be paid by Sellers pursuant to the provisions hereof.

         1.2 Purchase Price. At the Closing (as defined below), the Sellers will sell, transfer, convey and deliver to Purchaser, in accordance with the provisions of Section 4.8, the Business, in exchange for the following aggregate consideration: (a) $850,000 payable at the Closing by wire transfer or other delivery of immediately available funds and (b) the assumption or discharge by the Purchaser of the Assumed Liabilities, all of which are fully described on Appendix II attached hereto. Except for the Assumed Liabilities, the Purchaser shall not assume or otherwise be liable for, and shall be indemnified with respect to in accordance with the provisions of Section 7.2 hereof, all other liabilities and obligations of the Company.

         1.3 Closing. The closing ("Closing") of the sale and purchase of the Business shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, at 10:00 a.m. on September 30, 1997, or at such other place, time and date upon which the parties hereto may agree (the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         The Sellers jointly and severally warrant and represent to the Purchaser as follows:

         2.1 Approval and Authority; Title to Business. The Sellers have the full right, power and authority to enter into this Agreement and to perform all of their obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Sellers of their obligations under this Agreement require no further action or approval of any other person in order to constitute this Agreement as a binding and enforceable obligation of Sellers. Except as fully described in Schedule 2.1, the Sellers have good and indefeasible title to the Business, free and clear of any claim, pledge, lien, charge, encumbrance, mortgage or other adverse claim.

         2.2 No Adverse Changes. Except as expressly permitted by this Agreement or fully described in Schedule 2.2, since July 31, 1997 (the "Statement Date"), there have been no material adverse changes (whether or not within the control of the Sellers) to, or relating to, the Business.

         2.3     Assets.

                 (a) The assets and rights constituting the Business (and the current owner of each component thereof) are listed and described separately on Appendix I attached hereto. The assets and rights set forth on Appendix I represent all of the assets and rights necessary to operate the



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Business consistent with past practice.  Except as fully described in Schedule
2.3(a), the Sellers have good and indefeasible title to the real property located at 611 Crosstimbers, Houston, Texas (the "Real Property"), free and clear of any mortgage, pledge, lien, charge, encumbrance, or other adverse claim and there are no outstanding options or rights of first refusal to purchase the Real Property. None of Sellers use (or permit any third party to use) the Business for any purpose other than the ownership or operation of the business of the Company. Except for the assets and rights described on Appendix I, there are no other assets or rights (contractual or otherwise) relating to the Business or the business, assets, prospects or operations of the Company in which any Seller, or any other person, has any rights whatsoever. With respect to the corn tortilla line that was acquired from Sierra Blanca and then exchanged for a corn tortilla line from Retama, the Purchaser will not be required to pay Sierra Blanca and its affiliates more than $15,000, including transaction costs (it being acknowledged that any amounts paid in excess of $15,000 shall be deemed a "Loss" for purposes of
Section 7.2 hereof).

                 (b) Except as fully described in Schedule 2.3(b), there are no parties in possession of any portion of the Real Property as lessees, licensees, tenants at sufferance, trespassers or otherwise, other than the Company.

                 (c) There is no pending or, to the best of Sellers' knowledge, threatened condemnation or similar proceeding or special assessment affecting the Real Property, or any part thereof, nor has any Seller received notification that any such proceeding or assessment is contemplated by any Governmental Authority.

                 (d) Neither the location, occupancy, operation nor use of the Real Property (including the buildings, improvements, fixtures and equipment forming a part thereof) violates any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting any of the Real Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health laws and regulations (hereinafter sometimes collectively called "Applicable Laws").

                 (e) No Real Property is within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973.

                 (f) Except as set forth on Schedule 2.3(f), (i) there are no unpaid and presently due charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of any Real Property, or the business operated thereon, that could give rise to any mechanic's or materialmen's or other statutory lien against such Real Property, or any part thereof, and (ii) the Sellers have not entered into any agreement the performance of which could give rise to a lien or other encumbrance against the Real Property.

                 (g) There exists no action or proceeding to modify or terminate the present zoning, if any, of any Real Property.

                 (h) There exists no judicial, quasi-judicial, administrative or other proceeding or court order, building code provision, deed restriction or restrictive covenant (recorded or otherwise)





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or other private or public limitation that, to the best of Sellers' knowledge, could in any way impede or adversely affect the use of such Real Property by the Company as currently used.

                 (i) The Real Property is connected to and serviced by water, septic tank or sewage disposal (as applicable), gas, telephone and electric facilities that are adequate for current use of such Real Property and is in compliance with all Applicable Laws. All public utilities required for the operation of such Real Property enter such Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements. Each Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable appurtenant easement.

                 (j) There exists no (i) change contemplated in any Applicable Laws or any judicial or administrative action, (ii) pending or, to the best of Sellers' knowledge, threatened action by adjacent landowners, (iii) pending or, to the best of Sellers' knowledge, threatened administrative action, (iv) natural or artificial conditions upon the Real Property or (v) significant adverse fact or condition, relating to the Real Property or its current use by the Company, that would prevent, limit, impede or render more costly the Company's use of the Real Property.

                 (k) Except as set forth on Schedule 2.3(k) and except for body damage to any vehicle that does not and could not reasonably be expected to interfere with or otherwise adversely affect the operation of such vehicle, the equipment used in connection with the Company's business and operations, is in good condition and repair, subject only to normal wear and tear, free of any patent structural defects or, to the knowledge of Sellers, any latent structural defects.

                 (l) Permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for such buildings and improvements constituting a part of the Real Property and have been paid for and all of the foregoing are in full force and effect.

                 (m) The Real Property, including building and improvements, is in good condition and repair.

                 (n) No commitments have been made by any Seller or other person to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners or homeowners' association, or any other organization, group or individual, relating to any Real Property that would impose an obligation upon the Purchaser or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Real Property. Each Real Property's compliance with all Applicable Laws does not depend on, and no zoning, subdivision or other governmental approval for such Real Property depends on, any real property, or rights appurtenant thereto, other than such Real Property. No Governmental Authority has imposed any requirement that any developer of any Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of such Real Property or any part thereof. The provisions of this subparagraph shall not apply to any regular or nondiscriminatory local real estate or school taxes assessed against any such Real Property.





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         2.4     Litigation, Judgments, Etc.  Except as fully described in
Schedule 2.4, there are no actions, suits, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened against or affecting the Business in any court or before or by any federal, state or other Governmental Authority, or before any arbitrator, and the Sellers have no reason to believe that any such action, suit, proceeding or investigation will be brought or threatened.

         2.5     Environmental Matters.

                 (a)      Except as set forth in Schedule 2.5(a):

                 (i) the Business and the Real Property do not materially violate any Environmental Laws;

                 (ii) without limitation of clause (i) above, neither the Business nor the Real Property are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

                 (iii) all material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation or use of the Business and the Real Property under Environmental Laws have been duly obtained or filed, and the Business and the Real Property are in material compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

                 (iv) since the effective date of the relevant requirements of RCRA (as hereinafter defined) all hazardous substances or solid wastes generated at any Real Property and requiring disposal have been, to the extent required by any Environmental Law, transported only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

                 (v) to the best of Sellers' knowledge, there are no underground storage tanks or other underground containers on or under any of the Real Property; and

                 (vi) no hazardous substances or solid waste has been disposed of or otherwise released and, to the best of Seller's knowledge, there has been no threatened release of any hazardous substances on or to the Business except in compliance with Environmental Laws.

                 (b) Copies of all environmental reports prepared for or by Seller, or on Seller's behalf, that address the environmental condition of the Business or the Real Property are attached hereto as Schedule 2.5(b).





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                 For purposes of this Agreement, the term "Environmental Laws"
shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently or hereafter in effect in any and all jurisdictions in which the Business is located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of wastes or the use, maintenance, and closure of pits and impoundments, and other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located or the operations are conducted establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the Business is located or which exercises jurisdiction over the Business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the Business.

         2.6      Authorization of Agreement - No Violation - No Consents.
Each of the Sellers has full power and authority to enter into this Agreement and the other documents delivered pursuant to this Agreement (collectively, the "Documents"). Except as set forth in Schedule 2.6, neither the execution or delivery of the Documents nor the consummation of the transactions contemplated herein or therein (a) will conflict with or result in a breach, default or violation of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any Seller is a party or to which it or any asset or right constituting the Business is subject, (b) will result in the creation of any lien, charge or other encumbrance on such asset or right or (c) will require any Seller to obtain the consent of any private nongovernmental third party not already obtained. Except as expressly contemplated by the Documents, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of the Documents by any Seller their performance of the terms of the Documents or the validity or enforceability of the Documents. This Agreement and each Document delivered pursuant hereto constitutes the legal, valid and binding obligation of each Seller enforceable against each such person in accordance with its terms.

         2.7 Brokerage Agreements. No Seller has entered (directly or indirectly) into any agreement, with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.





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         2.8     No Material Omissions.  Neither this Agreement nor any of the documents delivered in connection therewith contains any untrue statement of a material fact, nor does this Agreement or any such document omit to state any fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact that would materially adversely affect the Business that has not been disclosed in this Agreement or any Schedule hereto.

         2.9 Assumed Liabilities. There are no Assumed Liabilities except as described in Appendix II. Except as set forth on Schedule 2.9, the Sellers are not, and but for a requirement that notice be given or a period of time elapse or both would not be, in default under any agreements, or documents delivered in connection therewith, relating to the Assumed Liabilities, including any mortgages or security interests securing the debt created thereunder. Except for regular mortgage payments that have become due on the Real Property, since July 31, 1997, neither the Company's funds nor any Assumed Liability has been directly or indirectly used or incurred, as the case may be, in connection with any Excluded Asset or to reduce any Excluded Liability. Without limiting the generality of the foregoing, except for regular mortgage payments that have become due on the Real Property, since July 31, 1997, the Company's funds and Assumed Liabilities have been used or incurred, as the case may be, solely for the purpose of the Business.

         2.10    Intellectual Property.

                 (a) Marks. Schedule 2.10(a) lists all foreign and domestic trademarks, service marks, trade dress and trade names (collectively, the "Marks"), and registrations therefor, used by Company in connection with the conduct of the Business. The Company is the sole owner of all right, title and interest in the Marks and there exist no facts that would invalidate the Marks in the areas in which the Business is presently being conducted. Except as disclosed in Schedule 2.10(a), the Marks, as currently being used, do not infringe upon any rights of a third party. Neither of the Sellers has received notice from a third party asserting that one or more of the Marks are infringing, or would infringe if used in a geographic area outside the area in which the Business is presently conducted. Except as disclosed in Schedule 2.10(a), there are no third party uses of the Marks or colorable imitations thereof. Neither of the Sellers nor any of their affiliates, nor any other person, has granted any rights or license whatsoever with respect to the use of the Marks "La Monita," "El Rey," "Celebre," or any derivation thereof, or any other Marks. No person other than the Company has any rights or license with respect to any of the Marks. Except as contemplated by this Agreement, no rights in any of the Marks listed in Schedule 2.10(a) will be affected in any way by virtue of the execution of this Agreement or the consummation of the transactions contemplated hereby. No Mark is the subject of any pending or, to Seller's knowledge, threatened litigation, arbitration, interference or protest proceeding.

                 (b) Patents. There are no foreign or domestic patents or applications therefor used in the conduct of the Business or in which the Company has rights (collectively, the "Patents"). No patent rights other than those granted to the Company by its purchase of equipment are necessary to conduct the business of the Company as now conducted.

                 (c) Copyrights. There are no foreign or domestic copyright registrations or applications for registration thereof used in the conduct of the Business or in which the Company





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has rights. All copyrights used in the conduct of the Business, including all copyrights with respect to advertising, software and photographs (collectively, the "Copyrights"), are solely owned by the Company. Neither Company nor any Seller has received any notice from a third party asserting any allegations of infringement of any Copyrights. Neither the Company nor any Seller has sold, licenced or transferred to any Seller, employee or other person or entity any rights to any of the Copyrights.

                 (d) Trade Secrets. All trade secrets, confidential information and know-how used in the conduct of the Business, including but not limited to customer information and supplier information, are owned by the Company and can be used or sold by the Company without infringing trade secret or other rights of others. Schedule 2.10(d) contains a list of all current employees who have (or could reasonably be expected to have) knowledge of the trade secrets, confidential information and know-how. No Seller has sold, licensed or otherwise transferred to any Seller, employee or any other person any right to use or disclose any trade secrets, confidential information and know-how. All such trade secrets, confidential information and know-how are presently valid and protectable and, to the best of Sellers' knowledge, none of the trade secrets, confidential information and know-how are a part of the public domain.

         2.11 Suppliers and Customers. Schedule 2.11 sets forth the 10 most significant third party suppliers and the 15 most significant third party customers of the Company (in terms of payments to or by such persons) during the twelve-month period ended the Statement Date. Except as set forth on
Schedule 2.11, the relationships of the Company with its suppliers and customers are satisfactory.

         2.12 Accounts Receivable. All accounts and notes receivable of the Company in excess of $5,000 arose in the ordinary and usual course of its business, represent valid obligations due, and either have been collected or there is no legal impediment to their collection (subject only to bankruptcy stays sought by account debtors) in the ordinary and usual course of business in the aggregate recorded amounts as reflected in the books of account of the Company in accordance with their terms.

         2.13 Governmental Authorizations. The Company holds, and after the consummation of the transactions contemplated hereby will hold, such licenses, permits, consents, authorizations and orders of such Governmental Authorities as are necessary to carry on the Business as presently being conducted, and such licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being fully complied with by the Company.
Schedule 2.13 lists and briefly describes all such licenses, permits, consents, authorizations, and orders.

         2.14    Financial Statements.

                 (a) Attached as Schedule 2.14 are copies of the statement of assets, liabilities and capital of the Company as of July 31, 1997 (the "Statement Date") and the related statements of revenues and expenses and statements of cash flows of the Company for the ten-month period ended on the Statement Date (the financial statements described herein are collectively referred to herein as the "Financial Statements"). The Financial Statements fairly present the assets, liabilities and capital of the Company as of the dates indicated therein, and the revenues and expenses and cash





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flows for the ten-month period ended on the Statement Date, and have been prepared in conformity with generally accepted accounting principles, consistently applied.

                 (b) There are no debts, liabilities or other obligations of any nature, whether accrued, absolute, contingent or otherwise, of the Company as of the Statement Date not reflected in the Financial Statements.

         2.15 Directors, Officers and Key Employees; Affiliate Transactions; Compensation.

                  (a) Schedule 2.15(a) contains a true and complete list of the name, address and salary, as well as the title or functional position, of each current director and officer of the Company, and each other current employee, consultant, representative, salesman or agent employed or under contract with the Company who received or accrued or on an annualized basis would have received or accrued aggregate direct cash remuneration as reflected on such person's Form W-2 at the rate of $40,000 or more per annum from the Company in respect of the 24 months ended on the Statement Date. Except as set forth in Schedule 2.15(a), none of the persons listed in Schedule 2.15(a) has received any wage or salary increase or bonus since the Statement Date, nor have any such increases or bonuses been adopted since the Statement Date. None of the officers or directors of the Company has ever been convicted of a felony. None of any Seller or any of the persons set forth in Schedule 2.15(a), and no relative or affiliate of any such person, has had in the last five years any transaction with the Company involving the receipt by or payment by the Company of more than $5,000 in cash, property or services or the increase in the debt or other liabilities of the Company, except in the ordinary course of their employment as set forth in Schedule 2.15(a) or as otherwise fully disclosed in Schedule 2.15(a). Without limiting the generality of the foregoing, Schedule 2.15(a) describes all accruals, expenses, assets, and liabilities reflected in the Financial Statements that relate to any such affiliate transaction.

                 (b) Schedule 2.15(b) contains copies of (i) all currently effective agreements or arrangements with regard to the payment of compensation (including without limitation bonuses), profit-sharing, pension, vacation, retirement or other compensation benefits to, or providing for the indemnification of, current or former directors, officers or employees of the Company whose compensation exceeds $40,000 per year, regardless of whether said agreements or arrangements are legally binding, and (ii) all currently effective contracts or commitments with unions or other groups or otherwise with respect to wages, working conditions, work rules or employee benefits (including without limitation severance benefits).

         2.16 Insurance. Schedule 2.16 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) related to the business and operations of the Company:

                 (a)      the name, address, and telephone number of the agent;

                 (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;





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                 (c)      the policy number and the period of coverage;

                 (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (e) a description of any retrospective premium adjustments or other loss-sharing arrangements.

True and complete copies of each such insurance policy (or if applicable, insurance binder summarizing each such insurance policy) are attached to this Agreement in Schedule 2.16.

         2.17 Legal Compliance. The Business has been owned and operated in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced alleging any failure to so comply.

         2.18  Taxes.

                 (a) Except as set forth in Schedule 2.18(a), (i) all returns and reports ("Tax Returns") of or with respect to any Tax (as hereinafter defined) that are required to be filed on or before the Closing Date by or with respect to the Company or the Business have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes that have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full or expressly reflected in the Financial Statements, (iv) all withholding Tax requirements imposed on or with respect to the Company or the Business have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. For purposes of this Agreement, "Taxes" shall mean any federal, state, local, foreign and other taxes, assessments, fees and other governmental charges, including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property (tangible and intangible), stamp, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational, interest equalization, windfall profit, severance, and other similar governmental charges (including interest and penalties).

                 (b) No Tax Returns of or with respect to the Company or the Business have been audited by the applicable Governmental Authority. The applicable statute of limitations has expired for all periods up to and including the periods set forth in Schedule 2.18(b).

                 (c) There is no claim against the Company or the Business for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax





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
         Return of or with respect to the Company or the Business, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 2.18(c).

                 (d) Except as set forth in Schedule 2.18(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the Business or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or the Business.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and the Business up to and through the periods covered thereby.

                 (f) Neither the execution or deliver of this Agreement nor the performance by any Seller of its obligations hereunder has resulted or will result in the imposition of any Tax (or the requirement to file any Tax Return) on the Company.

         2.19     Employee Benefit Plans.          (a)      The Company does
not sponsor, maintain, contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date sponsored, maintained, contributed to or had an obligation to contribute an employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including a multiemployer plan within the meaning of Section 3(37) of ERISA;

         (b) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made;

         (c) Schedule 2.19(c) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Company. The Company has not at any time on or after January 1, 1997 had or, to the knowledge of Seller, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a material adverse effect on the Company.

         2.20 Absence of Certain Changes. Except as disclosed in Schedule 2.20, since the Statement Date, no event has occurred with respect to the Company which, if it had occurred after the execution hereof, would have constituted a violation of Section 4.1 of this Agreement.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         ASFD and Acquisition Sub hereby jointly and severally represent and warrant to the Sellers as follows:

         3.1 Organization and Qualification. Each of Acquisition Sub and ASFD is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as contemplated to be conducted, and is not required to qualify to do business as a foreign corporation in any jurisdiction.

         3.2 Authorization of Agreement - No Violation - No Consents. The Purchaser has full power and authority to enter into the Documents and to make the representations, warranties, covenants and agreements made herein and therein. Except as expressly provided in this Agreement, neither the execution or delivery of the Documents by the Purchaser nor the consummation of the transactions contemplated herein by the Purchaser (a) will conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Purchaser or (ii) any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which the Purchaser is a party or to which it is subject, (b) will result in the creation of any lien, charge or other encumbrance on any property or assets of the Purchaser or (c) will require the Purchaser to obtain the consent of any private nongovernmental third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of the Documents by the Purchaser or its performance of the terms hereof by the Purchaser or the validity or enforceability hereof or thereof against the Purchaser. This Agreement and the Documents delivered by the Purchaser pursuant hereto constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

         3.3 Brokerage Agreements. The Purchaser has not entered (directly or indirectly) into any agreement under which Seller or any affiliate of Seller could be liable to any person, firm or corporation providing for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         The Sellers further agree, jointly and severally, except as set forth in or contemplated by this Agreement or as otherwise approved by the Purchaser in writing, that from the date hereof through the Closing Date:

         4.1     Conduct of Business Pending Closing.

                 (a) Sellers will operate the Business in the same manner as presently being operated, and will refrain from entering into any transaction or contract other than in the ordinary course of business.

                 (b) Sellers (i) will not take any action with respect to the Business that could reasonably be expected to change the manner in which such Business is presently being operated and (ii) will use all reasonable efforts to maintain the Business' existing relationships and goodwill with customers, suppliers and employees.

                 (c) Seller will not, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any of the Business other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, (ii) enter into any transaction with any of its affiliates or any stockholder of the Company, or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 4.1.

                 (d) Sellers shall use commercially reasonable efforts to perform its obligations under all contracts relating to the operation of the Business, except for such obligations as the Company in good faith may dispute.

                 (e) Sellers will not increase the salary, benefits, stock options, bonus or other compensation to any officer, director or employee involved in the Business, and Seller shall not take any action with respect to the grant of any severance or termination pay to any such person.

                 (f)      The Sellers shall not commit waste of the Business.

         4.2 Obtaining Consents. The Sellers and the Company will use all reasonable efforts to obtain, and to assist the Purchaser in obtaining, all consents, resignations, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, all authorizations, registrations and filings necessary to give the Purchaser exclusive right to all Marks, Patents and Copyrights effective as of the Closing Date or as soon thereafter as is practicable.

         4.3 Access by the Purchaser. During the period from the date of this Agreement to the Closing Date or the prior termination of this Agreement pursuant to Section 6.3, the Purchaser and its employees, representatives and agents shall be given access to all books and records of the Sellers relating to the Business for the purpose of conducting an investigation of the condition of the Business; provided, however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Company. The Sellers will cause the employees, counsel, accountants and other representatives of the Company to be available to the Purchaser and its employees and agents at all reasonable times for such purposes.

         4.4 Exclusive Agreement. Except to the extent otherwise expressly contemplated by this Agreement, unless this Agreement is terminated prior to Closing, none of Sellers nor any affiliate of any Seller will directly or indirectly (a) encourage, solicit or engage in discussions or any negotiations with, or provide any information to, any person or entity (other than the Purchaser or affiliates of the Purchaser) concerning any possible disposition of all or a portion of the Business, or (b) do anything or enter into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein or that would be contrary to or breach any of the terms or provisions of this Agreement or that would cause any of the representations or warranties contained herein to be or become untrue in any material respect.

         4.5 Confidentiality Agreements. The Sellers shall use their best efforts to cause each employee of Seller listed on Schedule 2.10(d) to execute agreements for maintaining the confidentiality of the trade secrets, confidential information and know-how used in the conduct of the Business.

         4.6 Satisfaction of Closing Conditions. The Sellers shall use all reasonable efforts to satisfy the conditions to Closing set forth in Article VI relating to the Sellers in an expeditious manner.

         4.7 Delivery of Documents at Closing. At the Closing, subject to satisfaction of the conditions set forth in Article VI, Sellers shall execute and deliver to the Purchaser all documents required to be delivered pursuant to
Section 6.1.

         4.8 Actions at Closing. At the Closing, the Sellers will sell, transfer, convey and deliver, all of their rights, ownership and interest in all of the Business to the Purchaser, free and clear of any mortgage, pledge, lien, charge, encumbrance or other adverse claim. Such transfer shall be effected pursuant to conveyance documents, with a general warranty of title, in form and substance satisfactory to the Purchaser in its reasonable judgment.

         4.9 Plata Claims. The Sellers shall use all reasonable efforts to settle all claims described in item 7 of Appendix IV (the "Plata Claims") in an expeditious manner, and shall promptly provide to the Purchaser and its counsel copies of all such agreements entered into in connection with any such settlement.

         4.10 Limitation on Use of Funds and Incurrence of Assumed Liabilities. Except for regular mortgage payments that have become due on the Real Property, neither the Company's funds nor any Assumed Liability will be directly or indirectly used or incurred, as the case may be, in connection with any Excluded Asset or to reduce any Excluded Liability. Without limiting the generality of the foregoing, except for regular mortgage payments that have become due on the Real

Property, the Company's funds and Assumed Liabilities will be used or incurred, as the case may be, solely for the purpose of the Business.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser further agrees, except as set forth in or contemplated by this Agreement or as otherwise approved by the Sellers in writing, as follows:

         5.1 Obtaining Consents. The Purchaser will use all reasonable efforts to obtain all consents, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

         5.2 Satisfaction of Closing Conditions. The Purchaser shall use all reasonable efforts to satisfy the conditions to Closing set forth in
Article VI relating to the Purchaser in an expeditious manner.

         5.3 Delivery of Documents at Closing. At the Closing, subject to satisfaction of the conditions set forth in Article VI, the Purchaser shall execute and deliver to the Sellers the documents contemplated to be delivered pursuant to Section 6.2.

                                   ARTICLE VI

                           CONDITIONS TO THE CLOSING;
                                  TERMINATION

         6.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement is subject to the following conditions:

                 (a) Representations and Warranties of the Sellers to be True. (i) The representations and warranties of the Sellers hereunder shall be made again at the Closing and shall be true and correct in all material respects as of the Closing, (ii) the Sellers shall have performed (or caused to have been performed) all covenants required of them (and their affiliates) by this Agreement as of the Closing and
         (iii) the Sellers shall have furnished the Purchaser at the Closing with a certificate of the Sellers to such effect.

                 (b) Third Party Consents. The Sellers shall have obtained all required consents to the transactions contemplated by this Agreement including, but not limited to, all necessary consents relating to Purchaser's discharge or assumption of Sellers' obligations under the Assumed Liabilities.

                 (c) Statutory Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained, and there shall not be any actual or threatened litigation (including any investigation by any

         Governmental Authority) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of the Purchaser, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of the Purchaser.

                 (d) Opinion of Counsel to Sellers. Fjeldal & Dugas, counsel to the Sellers, shall have delivered to the Purchaser an opinion in the form of Exhibit A attached hereto.

                 (e) Lease Agreements. The Company and Acquisition Sub shall have entered into a lease agreement in the form attached hereto as Exhibit B.

                 (f) Employment Agreements. The Purchaser and each of Moreno and Carl J. Spaeth shall have entered into employment agreements in the form attached hereto as Exhibit C. Such employment agreements shall provide for annual base compensation of $100,000 for Moreno and $75,000 for Carl J. Spaeth.

                 (g) Deliveries of Bill of Sale and Assignments. The Sellers shall have delivered such bills of sale and other assignments in such form as shall be requested by the Purchaser in order to effect the transfer of the Business contemplated hereby from the Sellers to the Purchaser.

                 (h) Termination of Affiliate Transactions. Except as expressly set forth in Schedule 2.15(a), any relationships between any person listed on Schedule 2.15(a) or any affiliate or family member thereof and the Company shall be terminated at or prior to Closing at no cost to the Company or the Business.

                 (i) Escrow Agreement. At or prior to Closing, the Sellers shall have entered into an escrow agreement with the Purchaser in form acceptable to the Purchaser, pursuant to which any amounts that the Sellers shall have agreed to pay to any third party in connection with the Plata Claims shall be placed in escrow for payment to such third parties.

         6.2 Conditions to Obligations of the Sellers. In addition to the satisfaction of the conditions referred to in subparagraph (b) of Section 6.1 hereof, the obligations of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

                 (a) Representations and Warranties of the Purchaser to Be True. (i) The representations and warranties of the Purchaser hereunder shall be made again at the Closing and shall be true in all material respects as of the Closing Date, (ii) the Purchaser shall have performed in all material respects all covenants required of it by this Agreement as of the Closing Date and (iii) the Purchaser shall have furnished the Sellers at the Closing with a certificate of one of its authorized representatives to such effect.

                 (b) Statutory Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained and there shall not be any actual or threatened litigation (including any investigation by any

         Governmental Authority) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of the Sellers, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of the Sellers.

                 (c) Payment of Purchase Price. The Purchaser shall have paid the purchase price for the Business at the Closing as specified in Section 1.2 hereof.

                 (d) Assumed Liabilities. The Purchaser shall have discharged or assumed all of the Assumed Liabilities.

                 (e) Lease Agreement. The Company and Acquisition Sub shall have entered into a lease agreement in the form attached hereto as Exhibit B.

                 (f) Employment Agreements. The Purchaser and each of Moreno and Carl J. Spaeth shall have entered into employment agreements in the form attached hereto as Exhibit C. Such employment agreements shall provide for annual base compensation of $100,000 for Moreno and $75,000 for Carl J. Spaeth.

         6.3 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated herein may be terminated at any time before the Closing as follows:

                 (a) Mutual Consent. By the mutual consent of the Sellers and the Purchaser.

                 (b) Expiration Date. By any of the Sellers or the Purchaser if the Closing shall not have occurred on or before October 31, 1997; provided, however, that no party hereto can terminate this Agreement pursuant to this clause 6.3(b) if at such time such party is in breach of any provision of this Agreement.

         6.4 Effect of Termination and Failure of Conditions. In the event of termination of this Agreement as provided in Section 6.3, or of the failure of a condition resulting in the Purchaser or the Sellers not performing its or their obligations hereunder pursuant to the terms of Section 6.1 or 6.2, as the case may be, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto with respect thereto, except that nothing herein shall relieve any party from liability for any breach hereof.

                                  ARTICLE VII

                      ADDITIONAL AGREEMENTS OF THE PARTIES

         7.1     Survival of Representations and Warranties.

                 (a) All statements contained in any certificate, schedule, exhibit, or other document or instrument delivered by or on behalf of any party hereto pursuant to or in connection with this Agreement for the purposes of this Agreement shall be deemed to be representations and warranties hereunder. Except to the extent otherwise provided in paragraph (b) below, the representations, warranties and covenants hereunder shall survive the Closing and any investigation of any of the parties with respect thereto for a period of two years commencing with the Closing Date.

                 (b) The representations, warranties and covenants hereunder shall survive the Closing for the following periods after the Closing Date:

                          (i) The representations and warranties set forth in Sections 2.1, 2.3, 2.10, and 2.14 and all of the covenants set forth in this Agreement, shall survive without limitation as to time; provided, however, that to the extent that any claim relating to any such representation, warranty or covenant is a Third Party Claim (as defined below), and to the extent that such Third Party Claim is made after an applicable statute of limitation, then the Purchaser may not seek indemnification with respect to such Third Party Claim after the expiration of such statute of limitations.

                          (ii) The representations and warranties set forth in Section 2.18 shall survive until one day after the expiration of the applicable statute of limitations (including all extensions).

                 (c) Notwithstanding the provisions of (a) and (b) above, any representation, warranty, covenant or agreement that is the subject of a Claim Notice (as defined herein) delivered in good faith in compliance with the requirements of Section 7.2(e) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

         7.2     Indemnification.

                 (a) Indemnification by Sellers for Certain Third Party Claims Relating to Occurrences or Conditions Prior to Closing.
         Sellers jointly and severally agree to defend, indemnify, protect, save and hold harmless the Purchaser and its affiliates, successors, assigns, officers, directors and controlling persons (collectively, the "Purchaser Indemnitees") from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, litigation costs and all attorneys' and experts' fees and expenses ("Losses") to the extent (A) made by governmental or non-governmental third parties not affiliated with the Purchaser ("Third Party Claims") and to the extent arising in connection with the ownership, condition, operation or conduct of the Business on or prior to the Closing Date (including without limitation any product liability, tort, strict liability or warranty claims) and/or (B) relating to any Excluded Assets or Excluded Liabilities. Subject to the foregoing, the Purchaser Indemnitees shall have the right to indemnification under this Section 7.2(a) in accordance with its terms, regardless of whether any of them could alternatively receive indemnification with respect thereto under Section 7.2(c).

                 (b) Indemnification by the Purchaser for Certain Third Party Claims After Closing. The Purchaser jointly and severally agree to defend, indemnify, protect, save and hold harmless Sellers and their affiliates, successors, assigns, officers, directors, partners and controlling persons (collectively, the "Seller Indemnitees") from and against any and all Losses (including, without limitation, Losses resulting from the sole, concurrent or comparative negligence or strict liability of any Seller Indemnitee) to the extent made by governmental or non-governmental third parties not affiliated with Sellers and to the extent related to the ownership, condition, operation or conduct of the Business after the Closing Date; provided, however, that the Purchaser shall not be required to indemnify the Seller Indemnitees with respect to any specific matter that, regardless of whether a Claim Notice related to such matter is given in accordance herewith, would give rise to an indemnification obligation of Sellers pursuant to this Agreement or that resulted from a breach of representation, warranty or covenant by Sellers or the Company. The Seller Indemnitees shall have the right to indemnification under this Section 7.2(b) in accordance with its terms, regardless of whether any of them could alternatively receive indemnification with respect thereto under Section 7.2(c).

                 (c) Breaches of Representations, Warranties, Covenants or Agreements. Sellers jointly and severally agree to defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Purchaser Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement or any certificate or instrument delivered by any Seller pursuant to the terms hereof being incorrect, untrue or breached. For purposes of this Section 7.2(c), in determining whether a representation or warranty of Sellers is incorrect, untrue, or breached, as well as the amount of any loss resulting therefrom, the provisions of Article II that are qualified by materiality shall be read and interpreted as if such qualification was not included therein. The Purchaser agrees to defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement or any certificate or instrument delivered by the Purchaser pursuant to the terms hereof being incorrect, untrue or breached. Notwithstanding the foregoing provisions of this clause (c), Sellers and/or the Purchaser shall have liability pursuant to this Section 7.2(c) arising out of representations and warranties being incorrect or untrue or covenants or agreements breached only with respect to Losses arising out of or as a result of a breach or untruth described in a Claim Notice given to Sellers or the Purchaser, respectively, in accordance with the provisions hereof.

                 (d) Express Negligence Acknowledgment. Without limiting or enlarging the scope of the indemnification obligations set forth in this Agreement, AN INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT REGARDLESS OF WHETHER THE LOSS GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SUCH INDEMNIFIED PARTY.

                 (e) Assertion of Claims. All claims for indemnification by any of the Seller Indemnitees or any of the Purchaser Indemnitees under Section 7.2 or any other provision of this Agreement or any Document shall be asserted and resolved as follows:

                 (i) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness and in writing notify the Indemnifying Party of the Losses, specifying the nature of and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (y) whether it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise. (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or (B), if the Indemnifying Party has not yet admitted its liability for a claim, the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so and (ii) if liability has been admitted, reject, in its reasonable judgment, the proposed settlement. Failure to reject such settlement within such 30-day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnity therefor, unless the Indemnifying Party has not prior to the time of settlement admitted liability for such claim.

                 (ii) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the claim notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         7.3     Agreement Not to Compete.

                 (a) As a further inducement to the Purchaser to enter into this Agreement, the Sellers agree that during the period from the Closing Date until the fifth anniversary thereof, except for activities conducted by Moreno within the scope of his employment by, and solely for the benefit of, the Purchaser:

                 (i) No Seller shall, directly or indirectly, for such Seller's own account or for the account of others, as an officer, director, passive stockholder, owner, partner, promoter, consultant, advisor, employee, manager or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in, furnish advice with respect to, or carry on through a proprietorship, partnership, joint venture, corporation, other form of business entity or otherwise, any business activity in a geographic market within the State of Texas or any other state where the Purchaser or any of its subsidiaries is doing such business involving or relating to manufacturing, packaging, supply, distribution or sale of corn or flour tortillas, tortilla chips and related products; provided, however, that nothing in this clause (i) shall prohibit any Seller's beneficial ownership of not in excess of 1% of any class of common stock that is listed for trading on a national securities exchange; provided further that nothing in this clause (i) shall prohibit the ownership or operation by any Seller of a restaurant, catering business or retail outlet but only so long as all tortillas, tortilla chips and related products sold at such restaurant, business or outlet are manufactured by the Purchaser;

                 (ii) No Seller shall furnish advice to, solicit, or do business with any customer (or any previous customer within the last year) of the Company, the Purchaser or any of their subsidiaries in any geographic market within the State of Texas or any other state where such customer is doing business with the Company, the Purchaser or any of their subsidiaries; and

                 (iii) Except as mutually agreed in writing between the Sellers and the Purchaser, no Seller shall encourage or induce any current or former employee of any Seller or any of their subsidiaries or affiliates to leave the employment of Purchaser or any of its subsidiaries or affiliates offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Purchaser or any of its subsidiaries or affiliates.

                 (b) Although the parties to this Agreement have, in good faith, used their reasonable best efforts to make this covenant reasonable in both geographic area and in duration, and it is not anticipated, nor is it intended, by either of the parties to this Agreement that any court of competent jurisdiction would find it necessary to reform this covenant not to compete to make it reasonable in both geographic area and in duration, or otherwise, the parties to this Agreement agree that any court of competent jurisdiction making a determination that it is necessary to reform this covenant not to compete to make it reasonable in either geographic area or duration, or otherwise, shall be, and hereby is, empowered and directed to reform this Agreement to a reasonable restriction rather than invalidating this covenant or otherwise rendering it unenforceable.

                 (c) In the event of breach by any Seller of this covenant not to compete, it is understood and agreed that (i) the Purchaser or any of its subsidiaries shall be entitled to injunctive relief as well as any and all other applicable remedies at law and in equity; and (ii) damages, if any, for the breach of this covenant not to compete will accrue and be recoverable by the Purchaser or any of its subsidiaries as of and from the date of the breach insofar as the damages for such breach relate to an action that occurred within the scope of the geographic area and duration of the covenant not to compete determined to be reasonable (whether or not the covenant is reformed in connection with such determination).

         7.4 Trademark and Name Matters. Following the Closing, neither any Seller nor any other person shall have any right whatsoever to use any of the Marks or the name "La Monita" or "El Rey" or any similar name or any derivation thereof. To the extent that either Seller or any other person known to either Seller is using any such Mark or name, the Sellers shall take all actions necessary to cause such use to be discontinued immediately.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 Expenses. Except as expressly provided in this Agreement, each party hereto shall bear its own legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated herein.

         8.2 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder or under any document delivered pursuant hereto shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, facsimile or telecopy to the addresses or facsimile numbers, as appropriate, as set forth below.

         To Sellers:

                 Gilbert Moreno Enterprises, Inc. and
                 Gilbert G. Moreno
                 611 Crosstimbers
                 Houston, Texas  77002
                 Telecopy:  (713) 692-8217

         with a copy to:

                 Fjeldal & Dugas
                 1225 N. Loop West, Suite 1111
                 Houston, Texas  77008
                 Attention:  Tim Fjeldal, Esq.
                 Telecopy:  (713) 869-6777

         and in the case of the Purchaser, to:

                 Authentic Specialty Foods, Inc.
                 c/o The Shansby Group
                 250 Montgomery Street
                 Suite 1100
                 San Francisco, California  94190
                 Attention:  Chief Executive Officer
                 Telecopy:  (415) 421-5120

         with a copy to:

                 Vinson & Elkins L.L.P.
                 3300 First City Tower
                 1001 Fannin
                 Houston, Texas   77002-6760
                 Attention:  J. Mark Metts, Esq.
                 Telecopy:  (713) 758-2346

or at such other address or facsimile number as may have been specified by like notice.

8.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

         8.5 Entire Agreement. This Agreement, and the documents to be executed hereunder, and the schedules attached hereto constitute the entire, completely integrated agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, including without limitation that certain letter of intent dated August 27, 1997 by and among Authentic Specialty Foods, Inc. and Gilbert G. Moreno.

         8.6 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The consummation of the transactions contemplated hereby shall not be deemed a waiver of the right any party may have hereunder with respect to any other party's representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached.

         8.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

         8.8 Public Statements. Prior to the Closing Date, the parties shall consult with each other with regard to all publicity and public announcements concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, no party shall issue a press release or announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other party hereto. After the Closing Date, Sellers shall not issue a press release or announcement concerning the Purchaser, the Company, this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

         8.9 Further Actions. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         8.10 Assignment. The Purchaser may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Sellers except that the Purchaser may assign or delegate its rights or obligations under this Agreement or any part hereof to any affiliate, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or duty to Sellers or relieve the Purchaser of its obligations hereunder. No Seller may assign or delegate any of its rights or duties hereunder, without the prior written consent of the Purchaser. Any assignment or delegation made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

         8.11 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         8.12 Specific Performance. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, any other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         8.13 Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

         8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.15 Withholding or Granting of Consent. Except as otherwise provided in this Agreement, each party hereto may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement or any other document or instrument or agreement delivered or entered into pursuant hereto, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

         8.16 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Sections
7.2 shall inure to the benefit of the Purchaser Indemnitees and the Seller Indemnitees as provided therein.

         8.17 Further Assurances. If at any time after the date hereof the Purchaser shall consider or be advised that any deeds, bills of sale, stock powers, assignments, other documents or assurances or any other acts or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, any of the rights, privileges, powers, franchises, properties or assets purported or required to be transferred pursuant hereto, the appropriate Seller shall execute and deliver all such deeds, bills of sale, stock powers, assignments, other documents and assurances and do all such other acts and things necessary, desirable or proper to vest, perfect or confirm the right, title or interest of the Purchaser in, to or under any of the rights, privileges, powers, franchises, properties or assets purported to be transferred pursuant hereto.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Purchaser:                          LA MONITA MEXICAN FOOD PRODUCTS, INC.


                                    By:
                                       ---------------------------------------
                                             Name:  Samuel E. Hillin, Jr.
                                             Title:  Vice President


                                    AUTHENTIC SPECIALTY FOODS, INC.


                                    By:
                                       ---------------------------------------
                                             Name:
                                             Title:



Sellers:                            GILBERT MORENO ENTERPRISES, INC.


                                    By:
                                       ---------------------------------------
                                             Gilbert G. Moreno
                                             President


                                    ------------------------------------------
                                    GILBERT G. MORENO

                            APPENDICES AND SCHEDULES

Appendix I         -- The Business
Appendix II        -- Assumed Liabilities
Appendix III       -- Excluded Assets
Appendix IV        -- Excluded Liabilities

Exhibit A          -- Form of Opinion of Fjeldal & Dugas
Exhibit B          -- Form of Lease Agreement
Exhibit C          -- Form of Employment Agreement

Schedule 2.1       -- Title to the Business
Schedule 2.2       -- Adverse Changes
Schedule 2.3(a)    -- Exceptions to Title
Schedule 2.3(b)    -- Third Party Rights and Interests in Real Property
Schedule 2.3(f)    -- Certain Unpaid Charges, etc.
Schedule 2.3(k)    -- Equipment
Schedule 2.4       -- Litigation, Judgments, etc.
Schedule 2.5(a)    -- Environmental Matters
Schedule 2.5(b)    -- Environmental Reports
Schedule 2.6       -- Conflicts
Schedule 2.9       -- Current Defaults on Assumed Liabilities
Schedule 2.10(a)   -- Marks
Schedule 2.10(d)   -- Trade Secrets
Schedule 2.11      -- Suppliers and Customers
Schedule 2.13      -- Governmental Authorizations
Schedule 2.14      -- Financial Statements
Schedule 2.15(a)   -- Directors, Officers and Key Employees; Affiliate
                      Transactions
Schedule 2.15(b)   -- Compensation
Schedule 2.16      -- Insurance
Schedule 2.18(a)   -- Taxes; Tax Returns
Schedule 2.18(b)   -- Taxes; Statutes of Limitations
Schedule 2.18(c)   -- Taxes; Claims
Schedule 2.18(d)   -- Taxes; Filing Extensions
Schedule 2.19(c)   -- Employee Benefit Plans; Employees
Schedule 2.20      -- Certain Changes

                                   APPENDIX I

                                 [THE BUSINESS]

                                  APPENDIX II

                             [ASSUMED LIABILITIES]

                                  APPENDIX III

                               [EXCLUDED ASSETS]

                                  APPENDIX IV

                             [EXCLUDED LIABILITIES]

                                                                       EXHIBIT A

                                __________, 1997


Authentic Specialty Foods, Inc.
c/o The Shansby Group
250 Montgomery Street
Suite 1100
San Francisco, California  94190
Attention:  Chief Executive Officer

         Re:     Gilbert Moreno Enterprises, Inc.

Dear Sirs:

         We have acted as special counsel for Gilbert Moreno Enterprises, Inc., a Texas corporation (the "Company), and Gilbert G. Moreno, an individual ("Moreno," and together with the Company, the "Sellers"), in connection with the sale by the Sellers of certain of their assets pursuant to the Asset Purchase Agreement (the "Agreement") dated as of September 23, 1997, by and among the Sellers, Authentic Specialty Foods, Inc. and La Monita Mexican Food Products, Inc. (collectively, the "Purchaser"). This opinion is being delivered to you at the direction of the Sellers and pursuant to Section 6.1(d) of the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         In that connection, we have examined executed counterparts of the Agreement and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and certificates as we have deemed necessary or advisable for purposes of this opinion.

         Based upon the foregoing, we are of opinion as follows:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own the Business, to carry on all aspects of its business, to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

         2. The execution and delivery of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby and the performance of its obligations thereunder have been duly authorized by all necessary corporate and stockholder action on the part of the Company. The Agreement has been duly executed and delivered by the Sellers and constitutes a legal, valid and binding obligation of the Sellers enforceable in accordance with its terms.

______________, Inc.
______________, 1997
Page 2

         3. The execution and delivery of the Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated thereby and the performance of their obligations thereunder do not and will not (i) violate any law or conflict with any provision of the Certificate of Incorporation or By-laws of the Company or result in the creation of any mortgage, security interest, pledge, lien or other such encumbrance upon the Business or the Real Property pursuant to any mortgage, indenture, lease, agreement or other instrument to which either of the Sellers are a party or by which either of the Sellers or any of the Sellers' property is bound or (ii) result in a default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration or to loss of a benefit under any contract acquired by the Purchaser pursuant to the Agreement.

         4. No consent, approval, order or authorization of, nor registration, declaration or filing with, any Governmental Authority under Federal law or the laws of the State of Texas is required, nor is any waiting period imposed by any such Governmental Authority or law, in connection with
(i) the execution and delivery of the Agreement by the Sellers or (ii) the consummation by the Sellers of the transactions contemplated thereby or (iii) the performance by the Sellers of their obligations thereunder.

         We are admitted to practice in the State of Texas and do not express any opinion concerning any laws other than the laws of the State of Texas and the Federal laws of the United States of America.

                                        Very truly yours,



                                        [Fjeldal & Dugas]

                                   EXHIBIT B


                                    Form of
                                Lease Agreement

                                   EXHIBIT C

                                    Form of
                              Employment Agreement